Exhibit 5.4
To: TDS Investor (Luxembourg) S.à r.l.
Luxembourg, 8 November 2010
TDS Investor (Luxembourg) S.à r.l.
Our ref: PB/VL 30554.4550517v4
Ladies and Gentlemen,
We are lawyers admitted to practice under the laws of Luxembourg.
1. In arriving at the opinions expressed below, we have examined and relied on the documents listed in Appendices B and C to this Opinion.
Words and expressions defined in the Documents shall, unless otherwise defined herein, have the same meanings when used in this Opinion.
Words and expressions defined in Appendix A shall have the same meanings when used in this Opinion.
2. This Opinion is confined to Luxembourg Law. Accordingly, we express no opinion with regard to any system of law other than Luxembourg Law. In particular:
(a)	We express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (save if entered into by and directly applicable in Luxembourg) or on any taxation laws of any jurisdiction (including Luxembourg), except as specifically set out herein, (ii) that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Documents will not contravene Luxembourg Law, its application or interpretation in each case to the extent that such laws, their application or interpretation, are altered in the future, and (iii) with regard to the effect of any systems of law (other than Luxembourg Law) even in cases where, under Luxembourg Law, any foreign law should be applied, and we therefore assume that any applicable law (other than Luxembourg Law) would not affect or qualify the opinions as set out below.

(b)	We express no opinion as to the correctness of any representation or warranty given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented or warranted are the subject matter of a specific opinion herein nor do we express any opinion on the rationale of the transactions considered by the Documents.

(c)	We have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents (other than this Opinion), or for verifying that no material facts or provisions have been omitted there from.

(d)	We express no opinion on the validity and enforceability of any documents other than the Documents even if referred to in such documents and have assumed that none of such documents will have any bearing on this Opinion.
3. For the purpose of this Opinion we have assumed:
(i)	the genuineness of all signatures, seals and stamps on all Documents submitted to us and the legal capacity of all individuals who have signed such documents;

(ii)	the completeness and conformity to originals thereof of all Documents submitted to us as certified, photostatic, faxed or e-mailed copies, the authenticity of the originals of such documents and the conformity to the executed originals of all Documents examined by us in draft form only;

(iii)	that the Contractual Documents have been executed by each of the parties thereto in the form examined by us;

(iv)	that the copies of the Corporate Documents submitted to us for examination, are true, complete and up to date copies and have not been rescinded or amended in any way since the date hereof;

(v)	that the principal place of business (principal établissement), the place of effective management (siège de direction effective) and (for the purposes of the Insolvency Regulation) the centre of main interests (centre des intérêts principaux) of the Company are located at the place of their registered office (siège statutaire) in Luxembourg;

(vi)	that all consents, approvals, authorizations or orders required from any governmental or other regulatory authorities under the laws of any jurisdiction (other than Luxembourg) and all other requirements for the legality, validity and enforceability of the Contractual Documents under the laws of any jurisdiction (other than Luxembourg) have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(vii)	the valid existence, capacity, power and authority of each of the parties to the Contractual Documents (other than the Company) to enter into, execute and perform their respective obligations under the Contractual Documents;

(viii)	that, in respect of the Contractual Documents and each of the transactions contemplated by, referred to in, provided for or effected by the Contractual Documents, (a) the parties to the Contractual Documents entered into the same in good faith and for the purpose of carrying out their business, (b) the parties to the Contractual Documents entered into the same without any intention to defraud or deprive of any legal benefit any other parties (such as third parties and in particular creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction and (c) the entry into the Contractual Documents and the performance of any rights and obligations thereunder are in their best corporate interest;

(ix)	that the Contractual Documents have been duly authorized, executed and delivered by each of the parties thereto other than the Company in accordance with all applicable law (other than Luxembourg Law);

(x)	that all provisions of the Contractual Documents are legal, valid and binding upon the parties thereto, and are enforceable against such parties in accordance with the terms thereof and under the laws to which they are subject (other than Luxembourg Law);

(xi)	that there are no provisions of the laws of any jurisdiction other than Luxembourg which would be contravened by the execution of the Contractual Documents and that, insofar as any obligation to be incurred or performed under the Contractual Documents is to be performed in or is otherwise subject to the laws of any jurisdiction other than Luxembourg, its performance will not be illegal by virtue of the laws of that jurisdiction;

(xii)	as of the date hereof, the Company does not meet the criteria, nor threaten to meet the criteria for becoming subject to bankruptcy (faillite), insolvency, moratorium, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), court ordered liquidation or reorganisation or any similar procedure affecting the rights of creditors generally (“Insolvency Proceedings”), and that the Company will not become subject to Insolvency Proceedings as a consequence of entering into the Contractual Documents;

(xiii)	that the choice of the laws of the State of New York to govern the Contractual Documents, with regard to any disputes thereunder, is legal, valid and binding under the laws of any applicable jurisdiction (other than Luxembourg) and that such choice of law and submission would be recognized and given effect by the courts of any jurisdiction (other than Luxembourg);

(xiv)	that during the search made on 8 November 2010 at the Luxembourg trade and companies’ register, the register was complete and accurate at the time of such search.
4. This Opinion is given on the basis that it will be governed by and construed in accordance with Luxembourg Law and will be subject to Luxembourg jurisdiction. On the basis of such assumptions and subject to the qualifications set out below any factual matters, documents or events not disclosed to us, we are of the opinion that:
1)	The Company is a société à responsabilité limitée duly incorporated before a Luxembourg notary for an unlimited duration and validly existing under Luxembourg Law having all capacity and powers to own its own assets and to conduct its own business as it does at the date hereof,

2)	The Company has the necessary corporate power and capacity to enter into the Contractual Documents and to perform and execute its obligations under the Contractual Documents including the provision of the guarantee by the Company to the extent set forth in the Indenture and has taken all necessary corporate action to duly authorize the entering into and performance of the Contractual Documents,

3)	The execution and performance of the Contractual Documents does not conflict with the terms of the Articles of Incorporation or the laws of Luxembourg,

4)	Each of the Contractual Documents to which the Company is a party are legally valid, binding and enforceable against the Company in accordance with their respective terms,

5)	According to, and based solely on, the Non-Registration Certificate, as of 26 October 2010, none of the following judicial decisions has been recorded with the Luxembourg trade and companies register with respect to the Company: (i) judgements or court orders declaring the bankruptcy (faillite), (ii) judgements or court orders approving a voluntary arrangement with creditors (concordat préventif de faillite), (iii) court orders pronouncing a suspension of payment (sursis de paiement), (iv) judicial decisions regarding controlled management (gestion contrôlée), (v) judicial decisions pronouncing its dissolution or deciding on its liquidation, (vi) judicial decisions regarding the appointment of an interim administrator (administrateur provisoire), or (vii) judicial decisions taken by foreign judicial authorities concerning bankruptcy (faillite), voluntary arrangement (concordat) or any similar procedure in accordance with the Insolvency Regulation.

6)	The choice of the laws of the State of New York in the Contractual Documents by the parties thereto is valid, binding and enforceable under the laws of Luxembourg and will be recognised and given effect to in accordance with Article 678 et seq. of the Luxembourg Nouveau Code de Procédure Civile.

7)	No authorisations, approvals, consents, licenses or other requirements either from any governmental, judicial or public bodies or authorities are required in connection with the legality, validity and enforceability of the Contractual Documents.

8)	No stamp or registration duty or similar taxes or charges are required to be paid in Luxembourg in respect of the execution or performance by the Company of the Contractual Documents, subject to qualification (iv).
     5. The opinions expressed above are subject to the following qualifications:
(i)	the terms “enforceable”, “enforceability”, “valid”, “binding” and “effective” (or any combination thereof) where used above, mean that the obligations assumed by the relevant party under the relevant document are of a type which Luxembourg Law generally recognizes and enforces; it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of Luxembourg will in any event be subject to:
(a)	the nature of the remedies available in the Luxembourg courts (and nothing in this Opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(b)	the acceptance by such courts of internal jurisdiction;

(c)	prescription or limitation periods (within which suits, actions or proceedings may be brought); and

(d)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, unforeseen circumstances, undue influence, duress, error, and counter-claim;
(ii)	Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This Opinion may, therefore, only be relied on upon the express condition that any issues of the interpretation or liability arising thereunder will be governed by Luxembourg Law and be brought before a court in Luxembourg;

(iii)	the opinions set out hereabove as to enforceability are subject to all limitations by reason of national or foreign bankruptcy, insolvency, moratorium, controlled management, suspension of payment, fraudulent conveyance, general settlement of composition with creditors, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(iv)	the registration of the Transaction Documents with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of court proceedings in Luxembourg (if competent) or, in the case that the Transaction Documents must be produced before an official authority, in which case a registration duty would become payable. The courts or authority may, in this context, require that the Transaction Documents be translated into the French or German language;

(v)	where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg Law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy or public order under the laws of such jurisdiction. Notwithstanding the foreign jurisdiction clause, Luxembourg courts would have in principle jurisdiction for any summary proceedings in connection with assets located in Luxembourg;

(vi)	the Luxembourg courts would not apply a chosen foreign law if the choice were abusive and/or if:
(a)	the foreign law were not pleaded and proved; or

(b)	pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg Law or manifestly incompatible with Luxembourg public policy;
(vii)	it cannot be excluded that a Luxembourg court would hold that a judgment on a particular agreement or instrument, whether given in a Luxembourg court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgement might not be held to do so;

(viii)	actions in Luxembourg courts must be brought in the name of the principal not of agent of the principal;

(ix)	a Luxembourg court may refuse to give effect to a provision in the Contractual Documents which attempts to make one or more provisions in the Contractual Documents several from other provisions therein, in particular if to do so would affect the substance of the Contractual Documents;

(x)	contractual limitations of liability are unenforceable in case of gross or intentional negligence;

(xi)	the enforcement of the Contractual Documents in Luxembourg will be subject to the rules of civil and commercial procedure as applied by the courts of Luxembourg;

(xii)	the Non-Registration Certificate does not determine conclusively whether or not the matters referred to therein have occurred or not at the date referred to in such Non-Registration Certificate due to the lapse between the passing of the actual judicial decisions referred to therein and their recording with the Luxembourg trade and companies register. Please note also that judicial decisions taken in any jurisdiction in which the Insolvency Regulation is not applicable are not subject to mandatory registration with the Luxembourg trade and companies register;

(xiii)	any provision providing for the recovery of legal fees incurred in or in connection with the preservation and enforcement of any of the rights of the parties might not be enforceable; and

(xiv)	with respect to provisions under which determination of circumstances by any party is conclusive and binding upon any other party, a Luxembourg court would be authorized to examine whether such determination occurred in good faith.
6. This Opinion is limited to matters of Luxembourg law for the purposes of the filing of the registration statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) and the provision of the guarantee by the Company to the extent set forth in the Indenture, as described in the Registration Statement and may be relied upon by you and any investors in the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder in relation to the matters referred to herein only for your benefit (and any assignee or transferee). This Opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any agreement or document referred to in the Contractual Documents or otherwise.
Yours faithfully,
Arendt & Medernach
by: Pierre Beissel

APPENDIX A — DEFINITIONS
Company means TDS Investor (Luxembourg) S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 118284.
Contractual Documents means the Indenture and the Registration Rights Agreement.
Corporate Documents means the documents listed in Appendix B hereto.
Documents means the Contractual Documents and the Corporate Documents.
Domiciliation Law means the Luxembourg law of 31 May 1999, as amended, regarding the domiciliation of companies (Mémorial A, Journal Officiel du Grand-Duché de Luxembourg, N° 77, 21/06/1999, p. 1 ff.).
Indenture means the indenture executed on 18 August 2010 by and between, among others, Travelport LLC and Travelport, Inc., the Company as one of the guarantors (as defined herein) and The Bank of Nova Scotia Trust Company of New York, N.A. as trustee.
Insolvency Regulation means the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings (OJEC L 160, 30/06/2000, p. 1 ff.).
Luxembourg Law means the laws of Luxembourg (including European law which by its nature is directly applicable in Luxembourg) as they stand as at the date hereof and as such laws are currently interpreted in published case law of the courts of Luxembourg or, to the extent this Opinion concerns documents executed prior to this date, the date of their execution and the period to date.
Mémorial means the Mémorial C, Journal Officiel du Grand-Duché de Luxembourg, Recueil des Sociétés et Associations.
Non-Registration Certificate means the certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 26 October 2010 and issued by the Luxembourg trade and companies register in relation to the Company.
Registration Rights Agreement means the registration rights agreement executed on 18 August 2010, among others, by Travelport LLC and Travelport, Inc as the issuers, the Company as one of the guarantors and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers.

APPENDIX B — CORPORATE DOCUMENTS
1.	A copy of the updated articles of incorporation of the Company as at 6 February 2007 (the “Articles of Incorporation”);

2.	An excerpt from the trade and companies’ register in relation to the Company dated 26 October 2010;

3.	A copy of the manager’s resolutions of the Company dated 12 August 2010 approving the Contractual Documents;

4.	The Non-Registration Certificate.

APPENDIX C — CONTRACTUAL DOCUMENTS
1.	an executed copy of the Indenture, and

2.	an executed copy of the Registration Rights Agreement.